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Cambridge Heart, Inc.
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David A. Chazanovitz President and CEO

April, 2004

Dear Fellow Shareholders:

2003 represents the most successful year in Cambridge Heart's history! We ended the year with total revenues of $6.9 million, representing a 61% increase from the $4.3 million which we generated in 2002. Of significant importance is the fact that our core U.S. Microvolt T-Wave Alternans business more than doubled, growing from $2.5 million in 2002 to $5.1 million in 2003. We also decreased our net loss, reduced our cash burn and increased our gross margins in 2003. I hope you will agree that we made significant progress last year. Allow me to spend a few minutes recapping some of the events of the year and sharing some of the continuing challenges we face, as we work to make Microvolt T-Wave Alternans (MTWA) a standard of medical care.

FUNDING

As you know, almost one year ago we announced an equity financing that provided us with gross proceeds of $6.5 million from the sale of Series A Convertible Preferred Stock. The investors in the financing included Medtronic, Inc., and a group of private investors led by Bob Khederian, a member of our Board of Directors. The funding was important as it allowed us to continue our mission of establishing MTWA within the cardiology community.

RISK STRATIFICATION AND THE EVOLVING WORLD OF ICD STUDIES

Many of you have asked about the role for Microvolt T-Wave Alternans in an environment where new and important studies, such as Madit II and SCD-HeFT, suggest that Implantable Cardiac Defibrillators (ICDs) are more effective in saving lives than standard drug therapy. The Madit II study sponsored by Guidant, was a study of Post MI (heart attack) patients with an ejection fraction (measure of the heart's pumping ability) of 30% or less. The SCD-HeFT study, sponsored by Medtronic, Wyeth and the National Institutes of Health, was the largest ICD study every conducted, with over 2,500 patients evaluated. This heart failure study included Class II and III heart failure patients whether the cause of the heart failure was ischemic (related to blood flow) or non ischemic and the patient's ejection fraction was less than or equal to 35%.

Each of these studies demonstrated a reduction in the mortality rate of patients that received an ICD. In the case of Madit II, a 31% relative reduction from 19.8% to 14.2%, or a 5.6% absolute reduction in the death rate, was reported. The SCD-HeFT study reported a 23% relative reduction in mortality from 7.2% per year to approximately 5.6% per year, or a 1.7% absolute reduction. These gains are clearly important but the debate rages regarding how broadly this population of over one million patients can and should be treated with ICDs. This is a fairly significant public health issue as the cost of treating these large populations could run into the billions of dollars.

Cambridge Heart, Inc.    •    1 Oak Park Drive    •    Bedford, MA 01730
Phone: 781-271-1200    •    Fax: 781-275-8431
www.cambridgeheart.com

In the past one plus years, there have been a number of clinical studies on Microvolt T-Wave Alternans released suggesting that even in these high risk populations, a negative result from a Microvolt T-Wave Alternans test means that a patient is at substantially lower risk than any of the groups mentioned above regardless of their treatment. Therefore, we firmly believe that risk stratification still remains a priority. It is unlikely that all of the patients in these high risk populations will be referred by their cardiologist for ICD implantation. Physicians need reliable data to assist them in determining which of their patients remain at relatively low risk of sudden cardiac death (SCD) versus which are truly at high risk so that they can deploy health care resources efficiently and cost effectively.

CLINICAL VALIDATION AND CONTINUING CLINICAL EFFORTS

Since the time I have been at Cambridge Heart, I have had the privilege of reporting the results of many clinical trials to you with reference to MTWA. I have mentioned two separate studies on heart failure patients performed by Dr. Dan Bloomfield and Dr Thomas Klingenheben. I have also reported on a study of Post MI or heart attack patients performed by Dr. Takanori Ikeda, three separate studies of Madit II type patients conducted by Dr. Theodore Chow, Dr. Dan Bloomfield, and Dr. Stefan Hohnloser, and two studies of Non-Ischemic Dilated Cardiomyopathy patients conducted by Dr. Stefan Hohnloser and Dr. Hidetsuna Kitamura. I will not take the space here to review the results, however, suffice it to say that these studies, performed on three different continents, confirm the consistent premise that those individuals who test positive with MTWA are at substantially higher risk of SCD than those who test negative and if negative, an individual's risk of sudden cardiac death is very low in the ensuing 1-2 year period.

More clinical information is always better than less. In September 2003 we initiated enrollment in the MASTER Study sponsored by Medtronic. This study is looking for risk stratification information in Madit II type patients. Aimed at over 50 centers, the study enrollments are ahead of schedule. A second element of the MASTER Study evaluates Post MI patients with slightly higher ejection fractions (30% to 40%) in a formal data registry. The ABCD Study, sponsored by St. Jude Medical is in its final phases of enrollment and has the objective of proving that the non-invasive MTWA test is at least as effective as electrophysiology study in determining patients at need of ICD therapy. We also anticipate results from a sub-study of SCD-HeFT patients to be available later in 2004. In addition to these major initiatives, there are other studies being conducted around the world. Individually, each study is important, however when taken cumulatively the power of the data becomes quite impressive.

REIMBURSEMENT

Reimbursement lies at the core of medicine. For good, or for bad, reimbursement often dictates the overall adoption curve for new technologies. This is no different for Cambridge Heart. As you know, our MTWA test has a unique Current Procedural Terminology (CPT) code which enables and facilitates the reimbursement of the test. The Centers for Medicare and Medicaid Services (CMS) has adjusted the average reimbursement on the test to approximately $338 for 2004. While down from the approximate $426 in 2003, it is up from the initial valuation of $267 when the CPT code first issued in 2002. Almost all states currently have Medicare policies in place to reimburse physicians and hospitals for the performance of a MTWA test. Many of the policies are quite broad with respect to the type of patients a physician can test and receive reimbursement. Some local policies have narrower indications which restrict the testing of patients at risk. We have been successful working with a number of local Medicare carriers in 2003 to broaden their coverage policies. We will continue to work with those carriers we have identified as needing broader indications to achieve appropriate coverage for their insured. Recently we hired a highly experienced Manager of Reimbursement Services to facilitate these activities. We anticipate continued gains here.

Medicare covers approximately 50% of the patient population known to be at risk of dying suddenly from a ventricular tachyarrhythmic event. Most of the rest are covered by private insurance carriers like Aetna, Blue Cross / Blue Shield and United Healthcare. While we have received positive coverage decisions from some local private payers, national coverage from the big three has been more problematic. The establishment of coverage from these payers is one of our highest priorities. We have engaged the services of a well known reimbursement consulting firm to aid in these efforts. We anticipate that the submission of additional clinical study results will aid our efforts in this regard. The support of many members of the medical community advocating for the value of our test is also a significant plus in this endeavor.

WHERE DO WE GO IN 2004?

In 2003, we raised the profile of our Microvolt T-Wave Alternans technology. In addition to a record revenue year and improved financial results, we increased our installed base of Heartwave systems in the U.S. to approximately 400. We believe we have raised our visibility in the cardiology community through many activities including physician presentations made to CMS advocating the value of MTWA in the Madit II population. Additionally, new and important clinical studies have been released to the medical community. Our team now works with great enthusiasm to further penetrate the market. We are diligently working to improve the reimbursement in those areas already mentioned. While it is difficult to promise that we will not encounter various challenges along the way, we can promise continued dedication to the task of making Microvolt T-Wave Alternans a standard of care yielding the success we all desire.

Speaking for the Cambridge Heart family, we continue to appreciate your encouragement and support.

Respectfully,

David A. Chazanovitz

Statements contained in this press release about anticipated revenue growth, and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as "believes", "expects", "anticipates", "plans", "estimates" and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology, failure to obtain or maintain adequate levels of third-party reimbursement for use of our products and other factors identified in our most recent Annual Report on Form 10-K under "Factors Which May Affect Future Results", which is on file with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Board of Directors

Daniel M. Mulvena
Chairman
Founding Partner, Commodore Associates

David A. Chazanovitz
President and Chief Executive Officer, Cambridge Heart, Inc.

Richard J. Cohen, M.D., Ph.D.
Harvard-Massachusetts Institute of Technology Division of Health Sciences and Technology and NASA Center for Quantitative Cardiovascular Physiology, Modeling, and Data Analysis

Eric Hecht, M.D.
Chief Executive Officer, Potomac Pharma, Inc.

Robert P Khederian
Chairman, Belmont Capital

Jeffrey J. Langan
President and Chief Executive Officer, Maine Point Associates

Officers

David A. Chazanovitz
President and Chief Executive Officer

Robert B. Palardy
Vice President of Finance and Administration and Chief Financial Officer

Robert LaRoche
Vice-President of Sales and Marketing

James W. Sheppard
Vice President of Operations

Ali Haghighi-Mood, Ph.D.
Vice President of Research and Development